Exhibit 99.1

Global Automaker Expands Wave Software Deployment by
$5.2 Million to a Total of $10.9 Million

Hardware Encryption to Protect Sensitive Data on Laptops Worldwide;

Wave to Receive $8.1 Million Cash Payment Early in Q1 2011

Lee, MA — December 30, 2010—Wave Systems Corp. (NASDAQ:WAVX) today announced that it has received $5.2 million in additional license and maintenance orders through its PC OEM partners on behalf of a U.S.-based automotive company.  The orders hasten the deployment and increase the total value of the automaker’s software orders to $10.9 million, $6.7 million of which will be recorded as revenue over the next 12 months, $1.9 million of which was recorded as revenue in 2010 and $2.3 million of which is expected to be recognized as revenue in 2012 through 2014.

The automaker selected Wave’s EMBASSY® Remote Administration Server (ERAS) to manage its global fleet of employee laptops equipped with self-encrypting drives (SEDs) preinstalled with Wave’s EMBASSY Trusted Drive Manager (TDM) client software.  SEDs safeguard sensitive data such as customer information, financial data and intellectual property, while offering numerous performance and IT management advantages over software encryption, including the ability to encrypt all the contents of the drive without impacting performance.  Wave’s TDM and ERAS solutions are designed to enable IT personnel to easily set up and enroll each SED in a few minutes (a fraction of the time it takes to install and encrypt the contents of a hard drive using software-based encryption.)

“Having utilized our solution during 2010, the customer has accelerated and significantly expanded its deployment of ERAS seats, furthering our belief that a centrally managed, hardware encryption solution can offer superior data protection,” said Steven Sprague, President and CEO of Wave Systems.

Brian Berger, Wave’s EVP of Marketing & Sales, added, “We’ve received positive feedback from this large customer and their IT group about the benefits our solution provides for ease of use, deployment and scalability.”

Initial orders for software licenses and maintenance totaling $5.7 million were received by Wave in December 2009, $1.9 million of which was recorded as revenue on a pro rata basis principally throughout 2010.  At the automaker’s request, in late December 2010 Wave fulfilled $8.1 million of the expanded orders, consisting of $6.7 million in license fees and $1.4 million in maintenance fees for 2012 through 2014.

Payment of $8.1 million is expected early in Q1 2011. Consistent with Wave’s revenue recognition policies, approximately $6.7 million of license revenue will be recognized over a 365-day period from the date of invoice and $1.4 million in maintenance is expected to be recorded ratably over 2012 through 2014.  The remaining $900,000 in maintenance orders are expected to be billed and recorded also during 2012 through 2014.  The maintenance portion of the orders, totaling $2.3 million, is cancelable up until December 1, 2011 upon 30 days notice to Wave.

About Wave EMBASSY® Management Software

Wave’s Trusted Drive Manager client software enables pre-boot authentication, the enrollment of drive administrators and users, and the ability to backup drive credentials. For centralized IT management of the self-encrypting drives, Wave’s EMBASSY® Remote Administration Server (ERAS) is designed to let IT managers remotely turn on each drive in seconds and to provide detailed event logs for compliance assertions to prove that the security settings were in place if a loss or theft occurs. Because self-encrypting drives with Wave’s software are easy to set up and easy to use, there is virtually no significant learning curve for the end user or IT support staff.

About Wave Systems Corp.

Wave provides software to help solve critical enterprise PC security challenges such as strong authentication, data protection, network access control and the management of these enterprise functions.  Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of more than 100 companies that forged open standards for hardware security.  Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry standard hardware security chip, the Trusted Platform Module (TPM) and supports the TCG’s “Opal” self-encrypting drive standard.  Self-encrypting drives are a growing segment of the data protection market, offering increased security and better performance than many existing software-based encryption solutions.  TPMs are included on an estimated 300 million PCs and are standard equipment on many enterprise-class PCs shipping today.  Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions.  For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

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For more information please contact:

Company:
Gerard T. Feeney, CFO

Wave Systems Corp.

413-243-1600

info@wavesys.com